[MISONIX LOGO]

For Immediate Release

       Misonix Contact:                              Investor Relations Contact:
       Richard Zaremba                               Jordan M. Darrow
       Chief Financial Officer                       Darrow Associates, Inc.
       631-694-9555                                  631-367-1866
       invest@misonix.com                            jdarrow@optonline.net


            MISONIX ANNOUNCES REVISED FISCAL 2005 GUIDANCE; INCREASES
               SPENDING ON MARKETING AND RESEARCH AND DEVELOPMENT

FARMINGDALE, NY -- April 8, 2005 -- Misonix, Inc. (Nasdaq: MSON), a developer of ultrasonic medical device technology for the treatment of cancer and other healthcare purposes, announced today that is has revised the guidance for its fiscal year ending June 30, 2005. Based on a change in revenue mix, increased spending on marketing initiatives as well as research and development ("R&D") for several promising product lines, and technical and production issues surrounding the Company's neuroaspirator, management has revised its previously announced guidance. Previous guidance for fiscal 2005 revenue and earnings per share growth of 10%-15% and 25%-30%, respectively, has been revised to an increase in revenue of 12%-15% and similar earnings as compared to fiscal 2004.

Commenting on the guidance revision, Michael A. McManus, Jr., President and Chief Executive Office of Misonix, said: "Our forecast for sales of medical devices will be impacted primarily by the delay of large, higher margin contracts that are now expected to be partially recognized in the fiscal fourth quarter. This was partially offset by increased sales for laboratory and scientific products which traditionally have lower margins. The delay of the larger orders - one due to the customer launching a new marketing campaign and the other due to a technical issue that we needed to rectify - resulted in a shift in our revenue mix and increased direct R&D and production costs.

"At the same time, we continue to implement strategies intended to bring new ultrasonic medical devices to market and to further penetrate or enter new markets with our current line of products. These strategies are expected to result in future revenue growth and enhanced profitability. Specifically, we have accelerated our marketing efforts in Europe and Russia by targeting direct sales and distribution channel opportunities primarily for the Sonablate 500, which uses high intensity focused ultrasound ("HIFU") for prostate cancer treatment, and for our neuroaspirator device. We also have increased spending on R&D initiatives for regulatory purposes to seek approval from the Food and Drug

Administration in the United States as well as approval to sell certain of our medical devices outside of the U.S. In addition, we are funding additional new product development that can be important growth drivers in the future. We have received a third request for additional information on our 510k application utilizing HIFU technology for tissue ablation and we will be submitting answers to these requests in the near future. The benefits and uses of HIFU technology are continuing to gain recognition in the world market and we intend to remain a leading player in the industry with a platform of HIFU and other ultrasonic applications. Progress in these areas will be announced in the near future.

"In developing new products, we realized that an early upgrade of our present platform technology to a fully digitalized platform would create substantial benefits that will allow us to upgrade our medical device product lines. This project is expected to run through the end of the calendar year 2005. Upon completion, we believe numerous benefits will be derived through a reduction in the cost of goods, more efficient manufacturing, the ability to more easily add features, and an opportunity to reduce product size for the benefit of patients and customers.

"The Company remains committed to achieving long term growth and profitability, although at lower levels than our previous guidance for fiscal 2005. We believe the increased spending on R&D and sales initiatives from the levels of fiscal 2004 will enable us to increase our growth in fiscal 2006 and beyond as a result of the earlier commercialization of new products, accelerated market penetration of new and existing lines, increased international sales and a reduction of operating expenses through more efficient processes."

In early May, Misonix will be reporting its fiscal third quarter results and will conduct a conference call with the investment community to discuss its results and other Company developments.

Misonix develops, manufactures, and markets medical, scientific and industrial ultrasonic and air pollution systems and maintains a minority equity position in Focus Surgery as its exclusive manufacturer of the Sonablate 500.

                                      # # #

Forward Looking Statements: Statements in this news release looking forward in time are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, uncertainties as a result of research and development, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, regulatory risks including approval of pending and/or contemplated 510k filings, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K.


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